(ENGLISH VERSION)

CONTRACT OF ASSIGNMENT OF RIGHTS ENTERED INTO BY AND BETWEEN, AS A FIRST PARTY, POLO Y RON MINERALES, S.A. DE C.V., (HEREINAFTER IDENTIFIED AS THE "ASSIGNOR"), REPRESENTED HEREIN BY MR. ALLEN W. ZEBROWSKI; AND, AS A SECOND PARTY, INTERNATIONAL CAPRI RESOURCES, S.A. DE C.V., (HEREINAFTER THE "ASSIGNEE"), REPRESENTED HEREIN BY MR. ALAN STIER, ACCORDING TO THE FOLLOWING DECLARATIONS AND CLAUSES:


                             D E C L A R A T I O N S

I. The ASSIGNOR declares through its representative:

1. That his principal is a Mexican mining company incorporated in accordance with the laws of the Mexican United States, with corporate domicile in Chihuahua, Chihuahua and that, pursuant to its corporate purpose, it has legal capacity to be holder of mining concessions, as well as to enter into any kind of contracts involving such concessions.

2. That as representative of the ASSIGNOR, he has enough authority to act in the name and on behalf of the ASSIGNOR, obligating the latter under the terms and conditions of this Contract, as it is evidenced in the public instrument number 3,889 dated February 6, 1998, granted before Mrs. Maria del Carmen Breach de Caballero, Notary Public number 26 for the District of Morelos; which authority, as of the date of execution of this document, has not been revoked, restricted nor modified in any manner whatsoever.

3. That on November 19, 1998, his principal entered into Contracts of Mining Exploration and of Promise of Assignment of Rights with Mr. Felix Gomez Garcia, acting on his own behalf and in the name and on behalf of Mr. Zenon Flores Damian, as concerns the rights derived from the mining concession which covers the lot "LOS COMPADRES" title 172622.

That the Contracts referred to in this declaration 3, were ratified before Mrs. Maria del Carmen Valenzuela Breach de Caballero, Notary Public number 26 for the District of Morelos, State of Chihuaha.

That given the recent execution of the aforesaid Contracts, such are in process of being recorded in the Public Registry of Mining.


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4. That also, on November 19, 1998, his principal entered into Contracts of
Mining Exploration and of Promise of Assignment of Rights with Mr. Felix Gomez Garcia, as concerns the rights derived from the mining concessions which cover the lots "EL QUINTO II", title 175486 and "EL COMETA NAVIDENO", title 171847.

That the Contracts referred to in this declaration 4, were ratified before Mrs. Maria del Carmen Valenzuela Breach de Caballero, Notary Public number 26 for the District of Morelos, State of Chihuaha.

That given the recent execution of the abovementioned Contracts, same are in process of being recorded in the Public Registry of Mining.

5. That on November 30, 1998, his principal also entered into Contracts of Mining Exploration and of Promise of Assignment of Rights with Mr. Hector Esquivel Esparza, as concerns the rights derived from the mining concessions which cover the lots "EL VOLADO", title 197967 and "LA CADENA", title 156895.

That the Contracts referred to in this declaration 5, were ratified before Mr. Armando Galvez Perez Aragon, Notary Public number 103 for Mexico City, Federal District.

That given the recent execution of these Contracts, such are also in process of being recorded in the Public Registry of Mining.

6. That with respect to the Contracts to which declarations 3., 4. and 5. above refer (hereinafter jointly identified as the CONTRACTS), as of this date, the ASSIGNOR is current in the fulfillment of each and all the obligations it acquired in relation to same.

Likewise, for purposes of this Contract the mining concessions referred to in declarations 3., 4. and 5. above -which are the subject matter of the CONTRACTS-shall be jointly identified as the LOTS.

7. That, according to that provided in Clause Twelfth of each one of the CONTRACTS, the ASSIGNOR is authorized to assign the totality of the rights and obligations derived from same in favor of the ASSIGNEE; the foregoing, with no need to obtain prior consent of the concessionaires who are the titleholders of the mining concessions subject matter of such CONTRACTS.


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8. That the rights derived from each one of the CONTRACTS are free of any lien, encumbrance, burden or ownership limitation of any nature and, to the date of execution of this document the ASSIGNOR has not entered nor will enter into any Contract, nor it has performed nor shall perform any act with respect to the rights derived from said CONTRACTS, that could encumber, burden or limit, in any manner whatsoever, the rights that it has over the abovementioned CONTRACTS; therefore, the ASSIGNOR guaranties the existence, validity and availability of the rights deriving from said CONTRACTS.

9. That the ASSIGNOR has timely informed to the ASSIGNEE of the circumstances related to each and all of the LOTS subject matter of the CONTRACTS as it is aware of same, particularly of the special situation prevailing over the mining concessions subject matter of the Contracts referred to in declaration I.5 of this document.

10. That his principal hereby wishes to enter into this Contract of Assignment of all of the rights and obligations deriving from each and all the CONTRACTS referred to in declarations I.3, I.4 and I.5, under the terms and conditions set forth in this document.

II. The ASSIGNEE declares through its representative:

1. That his principal is a Mexican mining company incorporated in accordance with the laws of the Mexican United States, with corporate domicile in Mexico City, Federal District and that, pursuant to its corporate purpose, it has the legal capacity to be holder of mining concessions, as well as to enter into any contracts involving such concessions.

2. That he has enough authority to act in the name and on behalf of the ASSIGNEE, obligating the latter under the terms and conditions of this Contract, as it is evidenced in public instrument number 61,262, dated June 12, 1998, granted before Mr. Armando Galvez Perez Aragon, Notary Public number 103 for the Federal District; which authority, as of the date of execution of this document, has not been revoked, restricted nor modified in any manner whatsoever.

3. That to the extent his principal has been informed by the ASSIGNOR, it is aware of the circumstances related to each and all the LOTS subject matter of the CONTRACTS, particularly of the special situation prevailing over the mining concessions subject matter of the Contracts to which declaration I.5 of this document refers to.

4. That given the declarations of the ASSIGNOR, his principal wishes to enter into this Contract with the ASSIGNOR, in order to acquire the totality of the rights and obligations derived from the CONTRACTS referred to in declarations I.3, I.4 and I.5 of this document; the foregoing in the terms and conditions set forth in this document.


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5. That his principal agrees that, from the date of execution of this Contract, the ASSIGNEE shall subrogate itself in all of the rights and will assume all of the obligations deriving from the CONTRACTS referred to in this document.

Given the foregoing declarations, the parties agree on the following:

                                  C L A U S E S

FIRST. The ASSIGNOR hereby transfers to the ASSIGNEE, with no reserve or limitation of any nature whatsoever and free and clear of any liens, encumbrances, burdens or ownership limitation of any manner whatsoever, the totality of the rights and obligations derived from the CONTRACTS which identification data are specified in declarations I.3, I.4 and I.5 of this document.

This Assignment of Rights is valid and effective in the terms of this Contract and in accordance with that provided in the Mining Law and its Regulations.

SECOND. The consideration that corresponds to the ASSIGNOR for the assignment of rights subject matter of this Contract, is the amount of $375,970.00 Mex.Cy (three hundred seventy five thousand nine hundred and seventy pesos 00/100 Mex.Cy.) equivalent to US$37,782.60 dollars (thirty thousand seven hundred and eighty two dollars 60/100 USCy) according to the exchange rate applicable plus the corresponding Value Added Tax; therefore, the total consideration including such tax is the amount of $432,365.00 MexCy. (Four hundred thirty two thousand three hundred and sixty five pesos 00/100 MexCy), equivalent to US$43,450.00 (fourty three thousand afour hundred and fifty dollars 00/100 USCy).

With respect to that mentioned in the preceeding paragraph, the ASSIGNOR expressly acknowledges that, prior to this date, the latter received a loan from the ASSIGNEE in the total amount of $425,365.00 Mex.Cy, equivalent to US$42,750.00, reason why such account payable by the ASSIGNOR in favor of the ASSIGNEE is hereby compensated having an outstanding balance in favor of the ASSIGNOR in the amount of $7,000.00 MexCy. (Seven thousand pesos 00/100 Mex.Cy.) equivalent to US$700.00 (seven hundred dollars 00/100 USCy., which amount is herebu paid to the ASSIGNOR, therefore, the latter hereby grants to the ASSIGNEE, the broadest discharge with respect to the total consideration agreed, issuing for such purpose the corresponding invoice, in the accordance with the applicable legal provisions.


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THIRD. The parties ratify before a Notary Public the contents and signatures of this Contract and, for the purposes mentioned in the first paragraph of article 23 of the Mining Law, the ASSIGNEE expressly obligates itself to request the registration of this Contract at the Public Registry of Mining in terms of the Mining Law and its Regulations.

FOURTH. All the expenses and fees caused as a consequence of the execution of this Contract, shall be borne by the ASSIGNEE.

The foregoing, except for the Income Tax applicable to the ASSIGNOR, which obligates itself to issue the corresponding invoice for the amount that it has received; the above, pursuant to the provisions of the Income Tax Law.

Likewise, the ASSIGNOR has obligated itself to comply with all the obligations imposed upon it by the tax provisions, given that it is a Mexican corporation and is recorded in the Federal Taxpayers' Registry, under code PRM-880310-9V2.

Given that mentioned in the preceding paragraphs, it is understood that, pursuant to the applicable tax provisions, for the payment made to the ASSIGNOR, no withholding of taxes is made, being the ASSIGNOR obligated to comply with its corresponding tax obligations (file the corresponding tax returns and pay the respective taxes).

Pursuant to the provisions of the Value Added Tax Law, for the payment that the ASSIGNOR has received, it shall transfer and separate in an express manner, the amount corresponding to the Value Added Tax, pursuant to the applicable articles of the abovecited Law, as well as those applicable articles of the Fiscal Code of the Federation.

FIFTH. Notwithstanding the nature of this document, the parties expressly declare that in the covenants subject matter of same there is no harm or injury and, even in case such exist, they expressly waive the right to request the relative nullity referred to in articles 2228 and 2239 of the Civil Code for the Federal District on Common Matters and for all the Republic on Federal Matters and the corresponding articles of the Civil Code of each State of the Mexican United States.

SIXTH. This Contract which is entered into in the terms of articles 23 last paragraph of the Mining Law and 78 of the Commerce Code, is of a mercantile nature; therefore, for all that it is not expressly agreed upon herein and for the interpretation of and compliance with same, the Mining Law and the Commerce Code will govern, as well as suppletory law, the Civil Code for the Federal District on Common Matters and for all the Republic on Federal Matters, for that not provided for in the first two.


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For all disputes arising from and/or in connection with this Contract, the parties expressly agree to submit such dispute to the jurisdiction of the competent courts in Mexico, Federal District, given that such is the corporate domicile of the ASSIGNEE, the parties expressly waive any other venue that may correspond by virtue of its current or future domiciles or by any other reason.

Having read this document, the parties ratify same in its entirety and sign it; the ASSIGNOR on December 11, 1998, in the City of Chihuahua, State of Chihuahua; and the ASSIGNEE on December 11, 1998, in the Province of British Columbia, Canada.


THE ASSIGNOR                                     THE ASSIGNEE
POLO Y RON MINERALES, S.A. DE C.V.               INTERNATIONAL CAPRI
                                                 RESOURCES, S.A. DE C.V.


/s/ Allen W. Zebrowski                           /s/ Alan Stier
----------------------                           ----------------
Allen W. Zebrowski                               Alan Stier
Attorney-in-fact                                 Attorney-in-fact


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